                                                                   EXHIBIT 11.1


                     International Alliance Services, Inc.
                         Earnings per Common Share Data
                             (Amounts in Thousands)


     Net income and common shares used in the calculations of earnings per common share for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 were computed as follows:

                                                        1996(1)(2)
                                                        ----------
                                                Primary    Fully Diluted   1995(1)(2)   1994(1)(2)   1993(1)(2)   1992(1)(2)
                                                -------    -------------   ----------   ----------   ----------   ----------
Income:
Income From continuing operations . . . . . .   $ 4,422       $ 4,422       $ 3,469       $ 3,500      $ 2,218      $ 1,372
  Interest expense reduction, net of tax  . .        39            30             -             -            -            -
  Interest income, net of tax . . . . . . . .     2,165           626             -             -            -            -
                                                -------       -------       -------       -------      -------      -------
                                                $ 6,617       $ 5,078       $ 3,469       $ 3,500      $ 2,218      $ 1,372
                                                    (38)          (38)            -             -            -            -
  Loss from discontinued operations             -------       -------       -------       -------      -------      -------
  Net income applicable to common stock . . .   $ 6,579       $ 5,040       $ 3,469       $ 3,500      $ 2,218      $ 1,372
                                                =======       =======       =======       =======      =======      =======

Common Shares:
  Weighted average common shares  . . . . . .    17,863        17,863        14,760        14,760       14,760       14,760
  Common stock equivalents  . . . . . . . . .    14,350        14,350         2,196         2,196        2,196        2,196
                                                -------       -------       -------       -------      -------      -------
                                                 32,213        32,213        16,956        16,956       16,956       16,956
                                                =======       =======       =======       =======      =======      =======

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(1)  The Company has reflected the shares received in the RESI Transaction as if the shares had been issued January 1, 1994.

(2) As a result of the significant number of warrants outstanding at December 31, 1996, 1995, 1994, 1993 and 1992, the Company computed weighted average common shares under the modified treasury stock method.